Exhibit 3.104

AGREEMENT OF LIMITED PARTNERSHIP

OF

PASCO COGEN, LTD.

THE LIMITED PARTNERSHIP INTERESTS REFERRED TO HEREIN (“INTERESTS”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR UNDER THE SECURITIES LAWS OF FLORIDA OR ANY OTHER STATE. SUCH INTERESTS ARE BEING OFFERED AND SOLD UNDER THE EXEMPTION PROVIDED BY SECTION 4(2) OF THE 1933 ACT AND SIMILAR EXEMPTIONS UNDER APPLICABLE STATE LAW.

A PURCHASER OF ANY INTEREST MUST BE PREPARED TO BEAR THE ECONOMIC RISK OF THE INVESTMENT FOR AN INDEFINITE PERIOD OF TIME BECAUSE THE INTERESTS HAVE NOT BEEN REGISTERED UNDER THE 1933 ACT OR UNDER APPLICABLE STATE SECURITIES LAWS AND, THEREFORE, CANNOT BE SOLD UNLESS THEY ARE SUBSEQUENTLY SO REGISTERED OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THERE IS NO OBLIGATION OF THE ISSUER TO REGISTER THE INTERESTS UNDER THE 1933 ACT OR APPLICABLE STATE LAW.

ARTICLE XII OF THE PARTNERSHIP AGREEMENT PROVIDES FOR FURTHER RESTRICTIONS ON TRANSFER OF THE INTERESTS.

SECTION 1.49.	“QF”	8
SECTION 1.50.	“Reply Notice”	9
SECTION 1.51.	“Seller”	9
SECTION 1.52.	“Tax Matters Partner”	9
SECTION 1.53.	“Term Loan”	9
SECTION 1.54.	“Term Loan Date”	9
SECTION 1.55.	“Terminating Party”	9
SECTION 1.56.	“Transfer”	9
SECTION 1.57.	“Treasury Regulations”	9
SECTION 1.58.	“Working Capital Reserve”	9

ARTICLE II FORMATION; NAME; PLACE OF BUSINESS
SECTION 2.01.	Formation	9
SECTION 2.02.	Name	9
SECTION 2.03.	Principal Place of Business	10
SECTION 2.04.	Certificate of Limited Partnership	10
SECTION 2.05.	Registered Office and Registered Agent	10
SECTION 2.06.	Nature of Ownership	10

ARTICLE III PURPOSE AND BUSINESS OF PARTNERSHIP
SECTION 3.01.	Purposes of the Partnership	11
SECTION 3.02.	Maintaining the QF Status of Project	11
SECTION 3.03.	Other Business of Partners	12

ARTICLE IV TERM OF THE PARTNERSHIP
SECTION 4.01.	Term	12
SECTION 4.02.	Extension Terms	13

ARTICLE V PARTNERS AND CAPITAL CONTRIBUTIONS
SECTION 5.01.	Partner Status	12
SECTION 5.02.	Initial Capital Contributions	12
SECTION 5.03.	Additional Capital Contributions	13
SECTION 5.04.	Capital Accounts	13
SECTION 5.05.	No Interest on Capital Contributions; Restriction on Withdrawals of Capital and Distributions	15
SECTION 5.06.	Transferred Partnership Interest	15
SECTION 5.07.	Loans by Partners	15
SECTION 5.08.	Contracts with Partners or their Affiliates	15
SECTION 5.09.	Tax Matters Partner	16

ARTICLE VI ALLOCATIONS
SECTION 6.01.	General Allocation Rules	17
SECTION 6.02.	Allocation of Net Income or Net Loss	17
SECTION 6.03.	Minimum Interest of General Partner	18
SECTION 6.04.	Transfer of or Change in Interests	18
SECTION 6.05.	Tax Allocations: Code Section 704(c)	18
SECTION 6.06.	Special Allocations	19
(a) Minimum Gain Chargeback		19
(b) Partner Minimum Gain Chargeback		19
(c) Qualified Income Offset		20

v

THE LIMITED PARTNERSHIP INTERESTS REFERRED TO HEREIN (“INTERESTS”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR UNDER THE SECURITIES LAWS OF FLORIDA OR ANY OTHER STATE. SUCH INTERESTS ARE BEING OFFERED AND SOLD UNDER THE EXEMPTION PROVIDED BY SECTION 4(2) OF THE 1933 ACT AND SIMILAR EXEMPTIONS UNDER APPLICABLE STATE LAW.

A PURCHASER OF ANY INTEREST MUST BE PREPARED TO BEAR THE ECONOMIC RISK OF THE INVESTMENT FOR AN INDEFINITE PERIOD OF TIME BECAUSE THE INTERESTS HAVE NOT BEEN REGISTERED UNDER THE 1933 ACT OR UNDER APPLICABLE STATE SECURITIES LAWS AND, THEREFORE, CANNOT BE SOLD UNLESS THEY ARE SUBSEQUENTLY SO REGISTERED OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THERE IS NO OBLIGATION OF THE ISSUER TO REGISTER THE INTERESTS UNDER THE 1933 ACT OR APPLICABLE STATE LAW.

ARTICLE XII OF THE PARTNERSHIP AGREEMENT PROVIDES FOR FURTHER RESTRICTIONS ON TRANSFER OF THE INTERESTS.

AGREEMENT OF LIMITED PARTNERSHIP

OF

PASCO COGEN, LTD.

This Limited Partnership Agreement (this “Agreement”) is made and entered into as of the          day of         , 1991, by and among PAS POWER CO., a Florida corporation, with its principal office located at 220 East Madison Street, Tampa, Florida 33602 (“PAS”) and NCP DADE POWER INCORPORATED, a Delaware corporation, with its principal office located at 1100 Town and Country Road, Suite 800, Orange, California 92668 (“NDP”) as the General Partners and DADE INVESTMENT, L.P., a Delaware limited partnership (“DIL”) and PAS and the other persons whose names are set forth on Exhibit A attached hereto, as amended from time to time to reflect the addition of new Limited Partners, as the Limited Partners. The parties hereto are sometimes referred to as “Partners” collectively and as a “Partner” individually.

W I T N E S S E T H:

WHEREAS, the Partners desire to form a limited partnership to design, engineer, develop, construct, own, operate, and maintain a natural gas fired cogeneration plant at the site designated below;

WHEREAS, the Partners desire to devote certain services, personnel, management skills, and funds to design, engineer, develop, construct, own, operate, and maintain the cogeneration plant as set forth below;

WHEREAS, upon completion of the construction of the cogeneration plant, the Partners desire to sell the steam, heat, and electrical energy generated by the cogeneration plant to affiliates or others at a profit;

WHEREAS, the Partners intend to operator the cogeneration plant as a Qualifying Facility pursuant to the rules and regulations of the Federal Energy Regulatory Commission;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Partners agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  “Act” means the Florida Revised Uniform Limited Partnership Act (1986), or any corresponding provision of any succeeding law.

SECTION 1.02.  “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year or other relevant date of determination, after giving effect to the following adjustments:

(a)  credit to such Capital Account any amounts which the Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-1T(b) (4) (iv) (f) and 1.704-1T(b) (4) (iv) (h) (5) of the Treasury Regulations, and;

(b)  debit to such Capital Account the items described in Sections 1.704-l(b) (2) (ii) (d) (4), 1.704-l(b) (2) (ii) (d) (5), and 1.704-l(b) (2) (ii) (d) (6) of the Treasury Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b) (2) (ii) (d) of the Treasury Regulations and, notwithstanding any other provision of this Agreement, shall be interpreted consistently therewith.

SECTION 1.03.  “Administrative Management Agreement” means that certain Administrative Management Agreement contemplated by Section 4.2 of the Development and Operational Agreement.

SECTION 1.04.  “Affiliate” means, when used with reference to a specified person, (a) any person directly or indirectly owning, controlling, or holding the power to vote 10% or more of the outstanding voting securities of the specified person, (b) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by the specified person, (c) any person directly or indirectly controlling, controlled by, or under common control with the specified person, (d) any officer, director, or partner of the specified person, (e) any relative or spouse of the specified person, and (f) if the specified person is an officer, director, or partner, any company for which such person acts in any such capacity. “Affiliated” means any person that is an Affiliate of another person.

SECTION 1.05.  “Agreement” means this Agreement of Limited Partnership, as amended, modified, supplemented, or restated from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby,” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

SECTION 1.06.  “Bankruptcy” means the occurrence of any of the following: (a) the filing of an application by a person for, or a consent to, the appointment of a trustee of its assets; (b) the filing by a person of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due; (c) the filing of an involuntary petition in bankruptcy that is not dismissed within 120 days after such filing; (d) the making by a person of a general assignment for the benefit of creditors; (e) the filing by a person of an answer admitting the material allegations of, or consenting to, or defaulting in answering, a petition filed against it in any bankruptcy proceeding; or (f) the entry of an order, judgment, or decree by any court of competent jurisdiction adjudicating the person as bankrupt or appointing a trustee of its assets. “Bankrupt” means the status or condition of being subject to a continuing event of Bankruptcy.

SECTION 1.07.  “Capital Account” means, as to any Partner, the capital account established and maintained for such Partner pursuant to Section 5.04 hereof.

SECTION 1.08.  “Certificate” means the valid Certificate of Limited Partnership of the Partnership, duly filed on March 13, 1991, as may be amended from time to time, as herein required, in accordance with, and in all respects sufficient in form and substance under, the Act.

SECTION 1.09.  “Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of any succeeding law).

SECTION 1.10.  “Commercial In-Service Status” means (a) that the Project is in compliance with all applicable governmental licenses, permits, and authorizations, (b) that construction on the Project is substantially completed, and (c) that the Project has commenced to produce and sell, in the normal course of its intended commercial operations, electricity, steam, and/or heat as the case may be.

SECTION 1.11.  “Construction Budget” means the budget for the use of Partnership funds in the construction of the Project, as agreed to by the financial institution that makes the Construction

Loan.

SECTION 1.12  “Construction Loan” means the indebtedness of the Partnership to a financial institution to be incurred in order to finance the construction of the Project.

SECTION 1.13.  “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation of such asset for such Fiscal Year or other period shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period, determined without reference to this definition, bears to such beginning adjusted tax basis; provided, further, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

SECTION 1.14.  “Development and Operational Agreement” means that certain Development and Operational Agreement entered into as of June 4, 1991, by and among NCP Dade Power Incorporated, Dade Investment, L.P., PAS Power Co. and Gator Gas Marketing, Inc.

SECTION 1.15.  “Dispute” shall have the meaning set forth in Section 15.01 of this Agreement.

SECTION 1.16.  “Equity Commitment” means an amount equal to the difference between (i) the sum of the amount needed to pay in full at maturity all indebtedness under the Construction Loan plus all amounts needed to fund such working capital, reserves and other amounts as may be reasonably necessary or appropriate for the ownership or operation of the Project, and (ii) the principal amount to be borrowed pursuant to the Term Loan.

SECTION 1.17.  “Equity Funding Date” shall mean the date on which the Project has commenced commercial operations and the Construction Loan is converted into the Term Loan.

SECTION 1.18.  “FERC” means the Federal Energy Regulatory Commission and any successor.

SECTION 1.19.  “FERC Ownership Criteria” shall have the meaning set forth in Section 5.01 of this Agreement (or any corresponding provisions of succeeding law or any FERC Regulations revising such definition).

SECTION 1.20.  “FERC Regulations” means the rules and

regulations promulgated by FERC as such rules and regulations may be amended from time to time (including, without limitation, corresponding provisions of succeeding rules and regulations).

SECTION 1.21.  “Fiscal Year” means such fiscal year as agreed upon by the General Partners.

SECTION 1.22.  “General Partner” means either PAS or NDP, so long as they serve as General Partners, and any person who or entity that has been admitted pursuant to the terms of this Agreement as a successor or as an additional General Partner, but only in such person’s capacity as a General Partner. “General Partners” means all such persons, whether one or several.

SECTION 1.23.  “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows: (a) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset at the time of such contribution, as determined by the contributing Partner and the Partnership; (b) the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Management Committee, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an Interest in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Section 1.704-l(b) (2) (ii) (g) of the Treasury Regulations; provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Management Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interest of the Partners in the Partnership; (c) the Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and (d) the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Section 1.704-1(b) (2) (iv) (m) of the Treasury Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to the above clause (d) to the extent the Management Committee determines that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to the above clause (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to (a), (b), or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and

Net Loss.

SECTION 1.24.  “Limited Partner” means either PAS or DIL so long as they serve as Limited Partners and any person who or entity that agrees to be bound by the provisions of this Agreement and is admitted as a limited partner of the Partnership.

SECTION 1.25.  “Management Committee” shall have the meaning set forth in Section 8.02(a) of this Agreement.

SECTION 1.26.  “Member” or “Members” shall have the meaning set forth in Section 8.02(b) of this Agreement.

SECTION 1.27.  “Net Cash Flow” means the Partnership’s gross cash receipts from any source, except cash contributed to the Partnership by a Partner, without deduction for Depreciation or similar allowances, less the cash funds used to pay all other expenditures, including, without limitation, debt amortization and interest, capital improvements, and replacements and amounts set aside for creation of reserves or for contingencies, including, without limitation, those amounts held in the Working Capital Reserve, all as determined by the Management Committee.

SECTION 1.28.  “Net Income” or “Net Loss” or “Net Losses” of the Partnership means, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss, as the case may be, for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Section 703(a) (1) of the Code shall be included in taxable income or loss); provided, however, for purposes of computing such taxable income or loss: (a) in lieu of deductions for depreciation, cost recovery, or amortization taken into account in computing taxable income or loss, there shall be taken into account Depreciation for such year or period computed in accordance with Section 1.12 hereof; (b) any gain or loss attributable to the taxable disposition of any property shall be determined by the Partnership as if the adjusted tax basis of such property as of such date of disposition were such Gross Asset Value reduced by all amortization, depreciation, and cost recovery deductions (determined in accordance with clause (a) above) that are attributable to said property; (c) in the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clauses (b) or (c) of the definition of Gross Asset Value herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset; (d) any receipts of the Partnership that are exempt from federal income tax and are not otherwise included in taxable income or loss shall be added to such taxable income or loss; (e) any expenditures of the Partnership described in Section 705(a) (2) (B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Section 1.704-1(b) (2) (iv) (i) of the Treasury Regulations shall be subtracted from such taxable income or loss; and (f) any items specially allocated to a Partner pursuant to Section 6.06 and 6.07, respectively, shall not be taken into account in computing such taxable income or loss.

SECTION 1.29.  “Nonrecourse Deductions” has the meaning set forth in Section 1.704-1T (b) (4) (iv) (b) of the Treasury Regulations. The amount of Nonrecourse Deductions for a Partnership Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, as determined according to the provisions of Section 1.704-1T (b) (4) (iv) (b) of the Treasury Regulations.

SECTION 1.30.  “Nonrecourse Liability” has the meaning set forth in Section 1.704-1T (b) (4) (iv) (k) (3) of the Treasury Regulations and means any Partnership liability (or portion thereof) for which no Partner bears the economic risk of loss.

SECTION 1.31.  “Offer to Sell” shall have the meaning set forth in Section 15.02 of this Agreement.

SECTION 1.32.  “Offering Price” shall have the meaning set forth in Section 15.02(a) of this Agreement.

SECTION 1.33.  “Operating Budget” means the budget for the use of Partnership funds, as established for each Fiscal Year (or part thereof) after the Term Loan Date by the General Partners.

SECTION 1.34.  “Operational Management Agreement” means that certain Operational Management Agreement contemplated by Section 4.1 of the Development and Operational Agreement.

SECTION 1.35.  “Other Party” shall have the meaning set forth in Section 15.02(a) of this Agreement.

SECTION 1.36.  “Partner Nonrecourse Deductions” has the meaning set forth in Section 1.704-1T(b) (4) (iv) (h) (3) of the Treasury Regulations. The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Fiscal Year equals the excess, if any, of the amount of the net increase, if any, in the amount of Partner Minimum Gain attributable to such Partner Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-1T(b) (4) (iv) (h) (3) of the Treasury Regulations.

SECTION 1.37.  “Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-1T (b) (4) (iv) (h) of the Treasury Regulations.

SECTION 1.38.  “Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-1T (b) (4) (iv) (k) (4) of the Treasury Regulations and means any nonrecourse debt of the Partnership for which any Partner bears the economic risk of loss.

SECTION 1.39.  “Partners” means all General Partners and all Limited Partners, where no distinction is required by the context in which the term is used herein. “Partner” means any one of the Partners.

SECTION 1.40.  “Partnership” means the partnership formed on March 13, 1991, namely Pasco Cogen, Ltd., a limited partnership formed under the laws of the State of Florida.

SECTION 1.41.  “Partnership Interest” or “Interest” or “Partner’s Interest” means a Partner’s Interest in the capital, Net Cash Flow, Net Income and Net Loss of the Partnership. Each Partner’s initial Partnership Interest shall be as set forth in Section 5.02(b) hereof.

SECTION 1.42.  “Partnership Minimum Gain” has the meaning set forth in Sections 1.704-1T (b) (4) (iv) (a) (2) and 1.704-1T (b) (4) (iv) (c) of the Treasury Regulations.

SECTION 1.43.  “Person” means any individual, firm, corporation, trust, partnership, association or other entity.

SECTION 1.44.  “Power Purchase Agreement” means the Contract for the Purchase of Firm Capacity and Energy entered into between Florida Power Corporation and the Partnership on March 13, 1991.

SECTION 1.45.  “Project” means the natural gas fired cogeneration plant to be located at the Lykes Pasco, Inc. citrus processing plant, 1100 Highway 301 North, Dade City, Florida.

SECTION 1.46.  “Project Manager” shall have the meaning set forth in Section 8.04 of this Agreement.

SECTION 1.47.  “Purchase Period” shall have the meaning set forth in Section 15.02(c) of this Agreement.

SECTION 1.48.  “Purchaser” shall have the meaning set forth in Section 15.02(c) of the Agreement.

SECTION 1.49.  “QF” means a qualifying cogeneration facility that meets the requirements defined in Section 3 (18) (B) of the

Federal Power Act, as amended by Section 201 of the Public Utility Regulatory Policies Act of 1978, and that is certified as such by FERC pursuant to applicable FERC Regulations.

SECTION 1.50.  “Reply Notice” shall have the meaning set forth in Section 15.02(b) of this Agreement.

SECTION 1.51.  “Seller” shall have the meaning set forth in Section 15.02(c) of this Agreement.

SECTION 1.52.  “Tax Matters Partner” shall have the meaning set forth in Section 5.09 of this Agreement.

SECTION 1.53.  “Term Loan” means the indebtedness of the Partnership to a financial institution to be incurred in order to repay the Construction Loan [and provide funds for the operation of the Project].

SECTION 1.54.  “Term Loan Date” means the date on which the Construction Loan is converted to a Term Loan.

SECTION 1.55.  “Terminating Party” shall have the meaning set forth in Section 15.02(a) of this Agreement.

SECTION 1.56.  “Transfer” shall have the meaning set forth in Section 12.01 of this Agreement.

SECTION 1.57.  “Treasury Regulations” means the Regulations promulgated by the United States Department of the Treasury under the Code, as such Regulations may be amended from time to time (including, without limitation, corresponding provisions of succeeding regulations).

SECTION 1.58.  “Working Capital Reserve” means that amount of cash held and maintained as reserve funds that the Management Committee deems necessary to carry on the Partnership purposes.

ARTICLE II

FORMATION; NAME; PLACE OF BUSINESS

SECTION 2.01.  Formation. The Partners hereby ratify the formation and establishment of the Partnership as a limited partnership under the Act, for the purposes set forth in Article III of this Agreement, and the rights and liabilities of the Partners shall be as provided in the Act, except as otherwise expressly provided in this Agreement.

SECTION 2.02.  Name. The name of the Partnership shall be “Pasco Cogen, Ltd.” The Partnership’s business may be conducted under such other name or names as the Management Committee deems appropriate in compliance with the laws of any jurisdiction in which the

Partnership does business. The Management Committee shall cause to be published, registered, filed or recorded, as appropriate, on behalf of the Partnership, all assumed or fictitious business names of the Partnership as may from time to time be required by law.

SECTION 2.03.  Principal Place of Business. The Partnership’s principal place of business shall be located at 220 East Madison Street, Tampa, Florida 33602. The Management Committee may, from time to time, change the location of the Partnership’s principal place of business to another location within the State of Florida, and establish such additional place or places of business as determined by the Management Committee to be necessary and appropriate in the conduct of the Partnership’s business.

SECTION 2.04.  Certificate of Limited Partnership. The General Partners shall cause an amendment to the Certificate or an affidavit regarding additional capital contributions by the Partners to be promptly filed at the expense of the Partnership with the Florida Department of State in accordance with, and in all respects sufficient in form and substance under, the provisions of the Act. The General Partners further agree and obligate themselves to take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State of Florida and any other jurisdiction in which the Partnership engages in business, and to cause amendments to the Certificate whenever required by the Act.

SECTION 2.05.  Registered Office and Registered Agent. The registered office of the Partnership shall be located at 111 East Madison Street, Suite 2300, Tampa, Florida 33602 or such other place as may be designated from time to time by the Management Committee in writing to the Partners. The Partnership’s registered agent at such address shall be Nathan B. Simpson, Esq. The Management Committee or the General Partners shall have the authority to remove the person designated as registered agent, from time to time, and to appoint a successor registered agent.

SECTION 2.06.  Nature of Ownership.

(a)  The interest owned by the Partners in the Partnership shall be personal property for all purposes.

(b)  All property owned by the Partnership, whether real or personal or mixed, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership interest in any of such property. Title to Partnership property, when acquired by the Partnership, shall be held in the Partnership’s name, unless otherwise agreed by the General Partners in any instance, and the Partnership shall have both legal and equitable title to all such property.

ARTICLE III

PURPOSE AND BUSINESS OF PARTNERSHIP

SECTION 3.01.  Purposes of the Partnership. The Partnership is being created for the purpose of designing, engineering, developing, constructing, owning, operating, maintaining, and acquiring fuel for the Project as a QF or a comparable electric generating facility. The Partnership may carry on any activities that are proper, convenient, incidental or appropriate in connection with any of the foregoing purposes, and shall engage in no other business. The Partnership shall be solely responsible for negotiating the terms of all contracts necessary to accomplish these purposes, including, without limitation, contracts to sell the steam, heat, electrical, and other energy generated by the Project. In furtherance of its business, the Partnership shall have and may exercise all of the powers now or hereafter conferred by the laws of the State of Florida on limited partnerships formed under its laws.

SECTION 3.02.  Maintaining the QF Status of Project.

(a)  Notwithstanding any provision in this Agreement to the contrary except with respect to a buy out under Section 15.02, neither the Partnership, any of its Partners, nor the Management Committee shall take any action which would cause the Project to lose its QF status under FERC Regulations, including, without limitation, the applicable FERC Ownership Criteria.

(b)  Any transaction entered into by the Partnership with the General Partners, the Management Committee or an Affiliate of a General Partner shall be on terms no less favorable to the Partnership than those which could be obtained from non-Affiliates through arm’s-length negotiations; the Operational Management Agreement and Administrative Management Agreement shall be presumed conclusively to comply with this Section 3.02(b).

(c)  The Management Committee shall propose changes, to the extent required in order to establish or maintain QF status, to:

(i)  adjust distributions made by the Partnership; and

(ii)  adjust the voting rights of the Partners.

(d)  If the Project loses its QF status, the General Partners shall take all commercially reasonable steps to attempt to regain the Project’s QF status within a reasonable time. If the Project does not regain its QF status within a reasonable period of time, the General Partners shall consider other economically feasible alternatives, or if they fail to agree on the choice among one or more alternatives, either General Partner may give notice to the other General Partner that a Dispute exists and, if notice is given, the provisions of Article XV shall apply to such Dispute.

SECTION 3.03.  Other Business of Partners. During the term of the Partnership, the General Partners shall devote such time and effort to the Partnership business as may be necessary to promote adequately the best interests of the Partnership; provided, however, that no General Partner shall be required to devote its full time to Partnership business. Furthermore, each Partner is free to engage independently or with others in other business ventures of every nature and description for its exclusive benefit, including, without limitation, similar business activities. Neither the Partnership nor any Partner shall have or acquire any right to, or interest in, such other ventures or activities, or to the income or proceeds derived therefrom, by virtue of this Agreement or the Partnership created hereby.

ARTICLE IV

TERM OF THE PARTNERSHIP

SECTION 4.01.  Term. The term of the Partnership commenced on March 13, 1991 and shall continue in full force and effect until December 31, 2015 (the “Expiration Date”), unless sooner dissolved, liquidated, or otherwise terminated in accordance with the provisions of this Agreement or as provided by law.

SECTION 4.02.  Extension Terms. If the Partnership has not been dissolved, liquidated, or otherwise terminated pursuant to the terms hereof or as provided by law, the Expiration Date of this Agreement set forth in Section 4.01 may be extended for successive five year terms (individually, the “Extension Term” and collectively, the “Extension Terms”) by mutual written agreement of the Partners executed no less than 6 months prior to the expiration of the then-effective term of this Agreement. During any and all Extension Terms, the provisions of this Agreement shall continue in full force and effect unless otherwise expressly agreed by the Partners in writing, except that the provisions of Section 3.02 shall not be amended so as to cause the Project to lose its QF status.

ARTICLE V

PARTNERS AND CAPITAL CONTRIBUTIONS

SECTION 5.01.  Partner Status. PAS and NDP shall each serve as a General Partner of the Partnership and PAS and DIL shall each own initially one-half of the Limited Partnership Interests of the Partnership. In no event shall more than 50% of the Interests in the Partnership be owned by “electric utilities”, “electric utility holding companies” or affiliates or subsidiaries of such entities, as those terms are used under the FERC Regulations regarding QF status (hereinafter the “FERC Ownership Criteria”).

SECTION 5.02.  Initial Capital Contributions.

(a)  Upon the Term Loan Date, the Partners shall each contribute to the capital of the Partnership the amounts of cash equal to the respective percentage of the Equity Commitment set forth opposite each Partner’s name in Exhibit A attached hereto.

(b)  The initial capital contribution of the Partners made pursuant to Section 5.02(a) shall be allocated to each Partner in accordance with Exhibit A attached hereto.

SECTION 5.03.  Additional Capital Contributions. (a) No Partner shall be required or allowed to make any additional capital contributions to the Partnership unless prior written consent has been obtained from the General Partners.

(b)  Any property contributed to the Partnership as an additional capital contribution pursuant to Section 5.03(a) hereof shall be credited to the contributing Partner at its Gross Asset Value as of the date of contribution (net of liabilities secured by such contributed property that the Partnership is considered to assume under Section 752 of the Code). Any services contributed by a Partner as an additional capital contribution pursuant to Section 5.03(a) hereof shall be credited to the contributing Partner at a value agreed to by the General Partners. No such capital contribution may be so credited without the prior agreement as to value as hereby required.

SECTION 5.04.  Capital Accounts. A separate Capital Account shall be maintained for each Partner which shall be increased by:

(a)  all contributions of money to capital made by such Partner pursuant to Sections 5.02(a) and 5.03 of this Agreement and deemed contributions upon a deemed dissolution and contribution to the Partnership as provided in Section 708 of the Code;

(b)  the Partner’s allocable share of Partnership Net Income allocated to such Partner pursuant to Article VI hereof;

(c)  the Gross Asset Value of any property contributed by such Partner to the capital of the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume under Section 752 of the Code) pursuant to this Agreement; and

(d)  any Partnership income or gain specially allocated to such Partner pursuant to Section 6.06 or Section 6.07 hereof.

A Partner’s Capital Account shall be decreased by:

(a)  all amounts of money distributed to such Partner by the Partnership (exclusive of a guaranteed payment within the meaning of

Section 707(c) of the Code paid to such Partner and a repayment of a loan by a Partner) and deemed distributions upon a deemed dissolution of the Partnership as provided in Section 708 of the Code;

(b)  the Partner’s allocable share of the Partnership’s Net Loss and other expenditures not deductible in computing the Partnership taxable income and not properly chargeable to the Capital Account;

(c)  the Gross Asset Value of any property distributed to such Partner pursuant to this Agreement (net of liabilities such Partner is considered to assume or take subject to under Section 752 of the Code); and

(d)  any amounts of Partnership loss or deduction which are specially allocated pursuant to Section 6.06 or Section 6.07 hereof.

In the event that the Gross Asset Value of the Partnership assets are adjusted pursuant to the terms of this Agreement, the Capital Accounts of the Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment and such gain or loss was allocated to the Partners pursuant to the provisions of this Agreement.

Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of a Partner for purposes of this Agreement, the Capital Account of the Partner shall be determined after giving effect to the allocation to such Partner for the Partnership’s then current Fiscal Year to date of determination of Net Income and Net Loss under Article VI and all distributions made to such Partner during such Fiscal Year under Article VII. In addition, any other adjustments to Capital Accounts required by the Code shall be made when appropriate.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-l(b) of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or its Partners), are computed in order to comply with such Treasury Regulations, the Management Committee, subject to the restrictions of Section 3.02 hereof, may make such modification. The Management Committee also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with

Section 1.704-l(b) (2) (iv) (g) of the Treasury Regulations, and (ii) make any appropriate modifications in the event unanticipated events (for example, the acquisition by the Partnership of oil or gas properties) might otherwise cause this Agreement not to comply with Section-1.704-1(b) of the Treasury Regulations.

SECTION 5.05.  No Interest on Capital Contributions; Restrictions on Withdrawals of Capital and Distributions.

(a)  No Partner shall be paid interest on any capital contribution made by it to the Partnership or on its outstanding Capital Account balance.

(b)  A Partner shall not be entitled to withdraw any part of its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement.

SECTION 5.06.  Transferred Partnership Interests.

(a)  Any transferee of a Partnership Interest shall succeed to the Capital Account relating to the Partnership Interest transferred.

(b)  Any transferee, including, without limitation, any substitute Partner, to which shall be transferred all or part of the Interest of another Partner, shall have a Capital Account which reflects such transfer.

This Section shall not be construed to authorize a Transfer of a Partnership Interest that is not permitted under other provisions of this Agreement, including, without limitation, Sections 3.02 and 5.01 hereof.

SECTION 5.07.  Loans by Partners. Any Partner may lend funds to the Partnership in such amounts and upon such terms as the Management Committee shall deem necessary for the business of the Partnership; provided, however, that the terms thereof shall be no less favorable to the Partnership than those that could be obtained from non-Affiliates through arm’s-length negotiations. Such loans shall not be deemed contributions to capital.

SECTION 5.08.  Contracts with Partners or their Affiliates. The Management Committee may, but shall not be obligated to, enter into contracts on behalf of the Partnership for goods or services with any Partner or any of its Affiliates. Any such contracts shall be at terms no less favorable to the Partnership than those that could be obtained from non-Affiliates through arm’s-length negotiations. Payments made pursuant to any such contract, or in respect of any loan pursuant to Section 5.07, shall not be deemed distributions to any Partner, and the Operational Management Agreement and Administrative Management Agreement shall be presumed conclusively to comply with this Section 5.08.

SECTION 5.09.  Tax Matters Partner.

(a)  For purposes of Section 6231(a) (7) of the Code, PAS, or its successors or assigns, is designated as the “Tax Matters Partner.” The Partnership shall reimburse PAS for expenses incurred in performing its duties as Tax Matters Partner, which reimbursement shall be for actual out-of-pocket expenses and actual labor costs.

(b)  The Tax Matters Partner shall use its reasonable efforts to: (i) give each other Partner notice of the commencement of any administrative proceedings at the Partnership level pursuant to Section 6223 of the Code and of any final administrative adjustment resulting from any such proceeding within twenty (20) days after receipt of notice thereof from the Internal Revenue Service; (ii) give each other Partner notice of each action or other matter described in Sections 301.6223(g)-1T(b) (1) (i), (iii), (v), (vi), (vii) or (viii) of the Treasury Regulations, at least twenty (20) days prior to such action or other matter; (iii) give each other Partner notice of each action or other matter described in Sections 301.6223(g)-1T(b) (1) (ii), (iv) or (ix) of the Treasury Regulations, of any request from the “Internal Revenue Service for a waiver by the Tax Matters Partner of restrictions on tax assessments, and of the receipt by the Tax Matters Partner of any request by a Partner pursuant to clause (vi) below, within ten (10) days after the receipt of notice of the occurrence thereof or such judicial redetermination; (iv) give each Partner notice of the intent of the Tax Matters Partner to sign a settlement agreement pursuant to Section 301.6224(c)-1T of the Treasury Regulations at least sixty (60) days before the Tax Matters Partner signs such agreement, which notice shall advise the Partners of the last day on which they may exercise their option to be excluded from such agreement (if they choose to do so); (v) give each Partner notice of the filing of any petition for readjustment, or of the decision of the Tax Matters Partner not to file such a petition (including the first and last days of the period during which the Partner receiving such notice may file such a petition), pursuant to Section 6226 of the Code, at least thirty (30) days before such filing, or at least sixty (60) days before the end of such period, as the case may be; and (vi) file a request with the Internal Revenue Service pursuant to Section 6227 of the Code, or a petition in court pursuant to Section 6228 of the Code, for an adjustment with respect to Partnership items within forty-five (45) days after receipt from any Partner of a request that the Tax Matters Partner so file or petition, unless the Tax Matters Partner has obtained an opinion of counsel experienced in Federal income tax matters relating to partnerships to the effect that such filing or petition is not supported by the circumstances or is contrary to the best interest of the Partnership or a majority in interest of the Partners. The Tax Matters Partner shall not take any action set forth in clauses (i), (ii), (iv), (v) or (vi) of the preceding sentence (and no other Partner shall make any filing pursuant to the last sentence of this Section) if any other Partner objects to the taking of such action, unless the Tax Matters Partner

(or the Partner making such filing, as the case may be) has consulted with the objecting Partner, and thereafter (but prior to the taking of such action), either all objecting Partners have withdrawn their objections, or the Tax Matters Partner (or the Partner making such filing, as the case may be) has obtained an opinion of counsel experienced in Federal income tax matters relating to partnerships to the effect that such action is in the best interest of the Partnership or a majority in interest of the Partners. Each Partner shall have the right to participate in any administrative proceeding at the Partnership level, as set forth in Section 6224 of the Code. Each Partner that files a request for an administrative adjustment pursuant to Section 6227 shall give each other Partner notice thereof at least twenty (20) days prior to such filing.

ARTICLE VI

ALLOCATIONS

SECTION 6.01.  General Allocation Rules.

(a)  The calculation of Net Income, Net Loss and any other item allocable to any period shall be determined on a daily, monthly or other basis, as determined by the Management Committee using any permissible method under the Code and the Treasury Regulations.

(b)  The Partners are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of the Partnership’s income, gains, loss, deductions, and credits for income tax purposes.

(c)  Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Net Income or Net Loss, as the case may be, for the year.

(d)  Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Section 1.752-1T(e) (3) (ii) of the Treasury Regulations, the Partners’ interests in Partnership Net Income are in proportion to their Interests.

(e)  To the extent permitted by Sections 1.704-1T(b) (4) (iv) (g) and 1.704-1T(b) (4) (iv) (h) (7) of the Treasury Regulations, the Partnership shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Partner.

SECTION 6.02.  Allocation of Net Income or Net Loss. Except as

restricted by Section 3.02 or otherwise provided in this Agreement, Net Income or Net Loss, and each item of Partnership income, gain, loss, deduction and credit included therein, shall be allocated among the Partners in the same proportion as their respective Partnership Interests.

SECTION 6.03.  Minimum Interest of General Partner. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement, the aggregate interests of the General Partners, taken together, in each material item of Partnership income, gain, loss, deduction, or credit may not be less than one percent (1%) of each such item at all times during the existence of the Partnership.

SECTION 6.04.  Transfer of or Change in Interests. Except as provided in Section 706(d) (2) of the Code, if during any taxable year of the Partnership, there is a Transfer of or a change in any Partner’s Interest in the Partnership, each Partner’s allocable share of any item of income, gain, loss, deduction, or credit of the Partnership for such taxable year shall be determined by the use of any method (as determined by the Management Committee) permitted by the Treasury Regulations which takes into account the varying interests of the Partners in the Partnership during such taxable year.

SECTION 6.05.  Tax Allocations: Code Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.

In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the- same manner as under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.

Any elections or other decisions relating to such allocations shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.05 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

SECTION 6.06.  Special Allocations. The following special allocations shall be made in the following order:

(a)  Minimum Gain Chargeback. Notwithstanding any other provision of this Article VI, if there is a net decrease in Partnership Minimum Gain during any Partnership Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal year (and, if necessary, subsequent years) in an amount equal to the greater of (a) the portion of such Partner’s share of the net decreases in Partnership Minimum Gain, determined in accordance with Section 1.704-2T(b) (4) (iv) (f) of the Treasury Regulations, that is allocable to the disposition of Partnership property subject to Nonrecourse Liabilities, determined in accordance with Section 1.704-1T(b) (4) (iv) (e) of the Treasury Regulations, or (b) if such Partner would otherwise have an Adjusted Capital Account Deficit at the end of such year, an amount sufficient to eliminate such Adjusted Capital Account Deficit. Allocations pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-1T(b) (4) (iv) (e) of the Treasury Regulations. This Section 6.06(a) is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith. To the extent permitted by such Section of the Treasury Regulations and for purposes of this Section 6.06(a) only, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this Article VI with respect to such Fiscal Year and without regard to any net decrease in Partner Minimum Gain during such Fiscal Year.

(b)  Partner Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.06 except Section 6.06(a), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Fiscal Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-1T(b) (4) (iv) (h) (5) of the Treasury Regulations shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the greater of (a) the portion of such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-1T(b) (4) (iv) (h) (5) of the Treasury Regulations, that is allocable to the disposition of Partnership property subject to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-1T(b) (4) (iv) (h) (4) of the Treasury Regulations, or (b) if such Partner would otherwise have an Adjusted Capital Account Deficit at the end of such year, an amount sufficient to eliminate such Adjusted Capital Account Deficit. Allocations pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.

The items to be so allocated shall be determined in accordance with Section l.704-1T(b) (4) (iv) (h) (4) of the Treasury Regulations. This Section 6.06(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 6.06(b), each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this Article VI with respect to such Fiscal Year, other than allocations pursuant to Section 6.06(a) hereof.

(c)  Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b) (2) (ii) (d) (4),1.704-1 (b) (2) (ii) (d) (5), or 1.704-l(b) (2) (ii) (d) (6) of the Treasury Regulations, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 6.06(c) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.06(c) were not in the Agreement.

(d)  Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Partnership Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-1T(b) (4) (iv) (f) and 1.704-1T (b) (4) (iv) (h) (5) of the Treasury Regulations, each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.06(d) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.06(c) hereof and this Section 6.06(d) were not in the Agreement.

(e)  Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partners in proportion to their Partnership Interests.

(f)  Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-1T(b) (4) (iv) (h) of the Treasury Regulations.

(g)  Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Section 1.704-1(b) (2) (iv) (m) of the Treasury Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(h)  Allocations Relating to Taxable Issuance of Partnership Interests. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of a Partnership Interest by the Partnership to a Partner (the “Issuance Items”) shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Partner, shall be equal to the net amount that would have been allocated to each such Partner if the Issuance Items had not been realized.

SECTION 6.07.  Authority of General Partner to Vary Allocations to Preserve and Protect Partners’ Intent. It is the intent of the Partners that each Partner’s distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated in accordance with this Article to the fullest extent permitted by Section 704(b) of the Code. In order to preserve and protect the determinations and allocations provided for in this Article, the General Partners, subject to the requirements set forth below, are authorized to allocate income, gain, loss, deduction, or credit (or item thereof) arising in any year differently than otherwise provided for in this Article in the event that allocating income, gain, loss, deduction, or credit (or item thereof) in the manner provided for in this Article would cause the determinations and allocations of each Partner’s distributive share of income, gain, loss, deduction, or credit (or item thereof) not to be permitted by Section 704(b) of the Code and/or Treasury Regulations promulgated thereunder. Any allocation made pursuant to this Section shall be deemed to be a complete substitute for any allocation otherwise provided for in this Article and no amendment of this Agreement or approval of any Partner shall be required.

(a)  In making any allocation (the “new allocation”) under the foregoing subparagraph, the General Partners are authorized to act only after having been advised by legal counsel specializing in tax matters (“Special Tax Counsel”) that under Section 704(b) of the Code and the Treasury Regulations thereunder, (i) the new allocation is necessary, and (ii) the new allocation is an appropriate modification of the allocations otherwise provided for in this Article in order to assure that, either in the then current year or in any preceding year, each Partner’s distributive share of income, gain, loss, deduction, or credit (or item thereof) is determined and allocated in accordance with this Article to the fullest extent permitted by Section 704(b) of the Code and the Treasury Regulations thereunder.

(b)  If the General Partners are required to make any new allocation in a manner less favorable to any Partner than is otherwise provided for in this Article, the General Partners are authorized and directed, insofar as it is advised by Special Tax Counsel that it is permitted by Section 704(b) of the Code, to allocate income, gain, loss, deduction, or credit (or item thereof) arising in later years in a manner so as to bring the allocations of income, gain, loss, deduction, or credit (or item thereof) to such Partners as nearly as possible to the allocations thereof otherwise contemplated by this Article.

(c)  New allocations made by the General Partners in reliance upon the advice of Special Tax Counsel and allocations made by the General Partners under the previous paragraph in reliance upon the advice of Special Tax Counsel shall be deemed to be made pursuant to the fiduciary obligation of the General Partners to the Partnership and the Partners, and no such allocation shall give rise to any claim or cause of action by any Partner.

ARTICLE VII

DISTRIBUTIONS

SECTION 7.01.  Distribution of Net Cash Flow.

(a) Net Cash Flow, if any, shall be distributed to the Partners under the terms of Section 7.01(b), in proportion to their Interests in the Partnership.

(b)  Net Cash Flow shall be distributed at intervals determined by the Management Committee, but not less frequently than quarterly.

SECTION 7.02. General Distribution Rules.

(a)  Taxes Withheld. Any amount of taxes withheld by the Partnership pursuant to the Code, the Treasury Regulations or any provision of any state or local tax law with respect to any amount distributable by the Partnership to any Partner shall be deemed to be a distribution or payment to such Partner and shall reduce the amount otherwise distributable to such Partner pursuant to this Agreement. The Management Committee may allocate any such amounts among the Partners in any manner that is in accordance with applicable law.

(b)  Distributions in Kind. The Management Committee may distribute all or specified assets of the Partnership in kind to the Partners. If any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of the Gross

Asset Value thereof and any Partner entitled to any interest in such assets shall receive such interest therein as a tenant-in-common with all other Partners so entitled. Before any distribution of the Partnership assets in kind in accordance with this Section 7.02(b), the Capital Account of each Partner shall be credited or debited in accordance with Article V with the amount of Net Income or Net Loss that would have been credited or charged if such assets had been sold at their Gross Asset Values, and the Capital Account of each Partner shall be charged to reflect the distribution of such assets as though the adjusted basis of such assets of the Partnership were equal to the Gross Asset Values of such assets. The Gross Asset Values shall be determined by the Management Committee.

(c)  Restrictions on Distributions. While any event of default exists in the repayment of any Partnership indebtedness, whether or not secured, there shall be no distribution of cash or property of the Partnership to any Partner, except for the payments due and payable on loans made by the Partners to the Partnership.

(d)  No Priority. Except as otherwise specifically provided herein, no Partner shall have priority over any other Partner as to the return of its capital contributions to the Partnership or as to the allocation of income, gains, profits, losses, deductions and items of credit of the Partnership.

SECTION 7.03.  Compliance With Certain Requirements of Treasury Regulations. In the event the Partnership is “liquidated” within the meaning of Section 1.704-1(b) (2) (ii) (g) of the Treasury Regulations, (a) distributions shall be made pursuant to this Article VII to the Partners who have positive capital accounts in compliance with Section 1.704-1(b) (2) (ii) (b) (2) of the Treasury Regulations, and (b) if any General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Section 1.704-1(b) (2) (ii) (b) (3) of the Treasury Regulations. In the discretion of the Management Committee, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to Section 13.03(a) (v) hereof may be:

(i)            distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the Partners arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, at the reasonable discretion of the Management Committee, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement; or

(ii)           withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) to reflect the unrealized portion of installment obligations owed by the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

ARTICLE VIII

DUTIES AND MANAGEMENT OF THE PARTNERSHIP

SECTION 8.01  Management and Control of the Partnership.

(a)  Except as otherwise expressly provided in this Agreement, the General Partners shall be responsible for and have full, exclusive and complete discretion to manage and control the business and affairs of the Partnership, to make all decisions affecting the business and affairs of the Partnership, and to take all such actions they deem necessary, appropriate, or convenient to accomplish the purpose of the Partnership as set forth herein.

(b)  Except as otherwise expressly provided in this Agreement or otherwise agreed to by the General Partners in writing, the authority and discretion granted to the General Partners pursuant to Section 8.01(a) hereof shall be delegated to and exercised by the Management Committee to the extent provided for in Sections 8.02 and 8.03 of this Agreement.

(c)  Except for those actions taken by the Management Committee pursuant to the authority delegated to it hereunder, all actions to be taken by the General Partners under this Agreement shall require the approval of all General Partners. Furthermore, except as otherwise expressly provided in this Agreement, no General Partner shall have any authority to act for, assume responsibilities, or incur any obligations on behalf of another General Partner, without the prior written consent of such other General Partner, or on behalf of the Partnership without the prior written consent of all the other General Partners.

SECTION 8.02.  Management Committee.

(a)  Except as otherwise expressly provided in this Agreement or agreed to by the General Partners in writing, the management of the business and affairs of the Partnership is hereby delegated by the General Partners to a management committee (the “Management Committee”) consisting of four (4) Members selected by the General Partners under the terms of Section 8.02(b) of this Agreement. The Management Committee shall have full discretion in the management and control of the Partnership to the extent provided in Section 8.03 to accomplish the purposes set forth in this Agreement.

(b)  Each General Partner shall designate two (2) individuals to serve as members of the Management Committee (individually, a “Member” and collectively, the “Members”). Such designation shall be in writing from the President of the General Partner. Either General Partner may substitute another individual or individuals to act in place of the Member or Members designated by such General Partner, or a Member may substitute another individual to act in his place (if so authorized by the General Partner which designated the Member and if such General Partner gives notice to the other General Partners of such authorization). Any such substitution shall be evidenced in writing by the General Partner, or the Member, as the case may be, making the substitution.

(c)  Action by the Management Committee shall require the affirmative vote by no less than three (3) Members (or duly designated substitutes therefor). In the event that the vote of the Members on any issue is deadlocked, and remains deadlocked after a period of five (5) business days, such issue shall be resolved in accordance with the provisions of Article XV of this Agreement.

(d)  Action at a meeting of the Management Committee may not be taken unless three (3) Members (or duly designated substitutes) are present in person or by means of a telephone conference call and vote on the action to be taken. Meetings of the Management Committee may be called by either General Partner or by any Member by providing at least twenty-four (24) hour notice of such meeting to each of the other General Partners and to the other Members stating the time, date, and place of the meeting, which shall be reasonably convenient to all Members, and the purpose or purposes for which it is to be held. Once a meeting has commenced, however, any business appropriate for the Management Committee’s consideration may be conducted at such meeting whether or not set forth in the notice. When a meeting of the Management Committee has been properly called, each General Partner shall take all reasonable steps necessary to ensure the attendance of, and voting by, its Members at such meeting.

(e)  Notice of a meeting need not be given to any General Partner or Member who signs a waiver of notice either before or after the meeting. Attendance of a Member at a meeting shall constitute a waiver of notice by such Member.

(f)  Notwithstanding the terms of Section 8.02(d) of this Agreement, action may be taken without a meeting of the Management Committee if such action its taken by written consent of all of the Members.

SECTION 8.03.  Authority of Management Committee.

(a)  Except as otherwise expressly provided in this Agreement or otherwise agreed to by the General Partners in writing, and except as provided in Articles III and IV of the Development and

Operational Agreement, the Management Committee is hereby granted the full right, power, and authority to manage, conduct, and operate the Partnership’s business and to do on behalf of the Partnership all things which, in its sole judgment, are necessary, proper, or desirable to carry out its responsibilities and duties under Article VIII hereof. Without limiting the generality of the foregoing, the Management Committee, acting in its discretion on behalf of the Partnership, may:

(i)                           implement, perform, or cause to be implemented or performed, any and all acts necessary to further the development and operation of the Project, including, without limitation, the solicitation of bids for the construction of the Project, the establishment of bidder qualifications, the execution of contracts, sub-contracts, and purchase orders in connection with the construction, design, and development of the Project as well as the supervision and direction of the performance thereunder;

(ii)                        pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend, compromise, or settle, upon such terms as the Management Committee may determine, any obligation, suit, liability, cause of action, or claim, including, without limitation, taxes, either in favor of or against the Partnership;

(iii)                     open, maintain, and close bank accounts and draw checks or other instruments for the payment of funds;

(iv)                    pay any and all fees and make any and all expenditures which the Management Committee, in its sole discretion, deems necessary or appropriate in connection with the organization of the Partnership and the carrying out of its obligations and responsibilities under this Agreement;

(v)                       establish and maintain reserve funds, including, without limitation, a Working Capital Reserve, for such purposes and in such amounts as it deems appropriate from time to time;

(vi)                    temporarily invest the funds of the Partnership not currently required for the conduct of its business pending the application or distribution of such funds;

(vii)                 enter into, execute, amend, supplement, acknowledge, and deliver any and all contracts, agreements, licenses, or other instruments necessary, proper, or desirable to carry on the business of the Partnership;

(viii)              employ, engage, and dismiss such agents, employees, consultants, managers, attorneys, accountants, and other persons performing such duties as the Management Committee may deem necessary or appropriate to carry out the business and affairs of the Partnership (whether or not any such persons so employed are Affiliates of, or are otherwise related to, any Partner), and may grant or delegate such authority to such persons as the Management Committee shall deem necessary or appropriate, and pay such fees, expenses, salaries, wages and other compensation to such persons as it shall in its sole discretion determine; and

(ix)                      execute, acknowledge, and deliver any and all instruments and do and perform any and all acts necessary or appropriate to effectuate any or all of the foregoing management responsibilities.

(b)   Notwithstanding the provisions of Section 8.02(a), the Management Committee shall not have the authority, without the prior written consent of the General Partners, to take any or all of the following actions on behalf of the Partnership:

(i)                           borrow funds or mortgage, pledge, or otherwise encumber the assets of the Partnership for sums exceeding the Construction Budget or the Operating Budget (as applicable at the time) by more than $100,000; or

(ii)                        pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend, compromise, or settle any obligation, suit, liability, cause of action, or claim for sums exceeding the Construction Budget or the Operating Budget (as applicable at the time) by more than $100,000.

SECTION 8.04.  Project Manager. The Management Committee shall select, from time to time, Persons to serve as project managers (individually, “Project Manager” and collectively, “Project Managers”). The Partnership has retained, or shall retain, NDP and PAS to manage certain functions and responsibilities of the Partnership pursuant to Sections 3.2, 3.3 and 4.1 and 4.2 of the Development and Operational Agreement, which (together with the Operational Management Agreement and the Administrative Management Agreement) shall govern the rights and obligations of NDP and PAS with respect thereto. Except as provided in the foregoing sentence, and subject to the control and oversight of the Management Committee, the Project Managers shall be charged with such responsibilities and shall be delegated such duties in connection with the design, engineering, development, construction, start-up, operation and administration of the Project as the Management committee may direct. The Management Committee shall, subject to the provisions of any agreement pursuant to which a Project Manager has been retained, have the power to remove, from time to time, any or all of the Project Managers, and, in the discretion of the

Management Committee, select one or more replacement Project Managers.

SECTION 8.05.  Limitation on Management Rights.

(a)  Neither the Management Committee nor any General Partner shall have the authority, without written consent of all the other General Partners, to:

(i)                          do any act in contravention of this Agreement;

(ii)                       do any act which would make it impossible to carry on the ordinary business of the Partnership;

(iii)                    confess a judgment against the Partnership or waive or release a claim that the Partnership may have against any other party, or compromise or settle any claim by or against the Partnership, except to the extent that such disposition of such judgment or claim has been provided for in the Construction Budget or in the Operating Budget and except for any such disposition which does not have a material adverse effect on the Partnership, its operations or its assets;

(iv)                   possess Partnership property or assign any rights in specific Partnership property for other than a Partnership purpose;

(v)                      admit a person as a Partner to the Partnership, except as provided in this Agreement;

(vi)                   change or reorganize the Partnership into any other legal form;

(vii)                require any Partner to make any contribution to the capital of the Partnership not provided for in this Agreement;

(viii)             sell, exchange, transfer, assign, convey, encumber, or mortgage any part of the Partnership’s property or assets, except for any property or assets that are not material to the Project, or the disposition of which has been provided for in the Construction Budget or in the Operating Budget, or the disposition of which is in the ordinary course of the Partnership’s business; or

(ix)                     borrow money on behalf of the Partnership, except for borrowings provided for in the Construction Budget or in the Operating Budget, or in an amount less than $500,000 in the aggregate.

(b)  Neither the Management Committee nor the General Partner or

General Partners shall have the authority to do any one or more of the following without the consent of all General Partners and the holders of at least one-half of the Limited Partners Interests:

(i)                           sell, exchange, lease, assign, transfer, or otherwise dispose of all or substantially all the assets of the Partnership in a single sale, or in multiple sales during a twelve month period, except for a liquidating sale made in accordance with an orderly dissolution of the Partnership under Article XIII hereof;

(ii)                        elect to voluntarily dissolve and wind-up the Partnership;

(iii)                     cause the Partnership to merge or consolidate with any other Partnership or other entity; or

(iv)                    amend this Agreement, except as permitted by Section 17.01 hereof.

SECTION 8.06.  No Compensation. Neither any General Partner nor any Member of the Management Committee shall receive any compensation for performing its duties under this Agreement as a General Partner or Member of the Management Committee; provided, however, that subject to Section 3.02 hereof this provision shall not affect any Partner’s rights to receive distributions pursuant to Article VII hereof, to be repaid any loans made by it to the Partnership together with interest thereon, if applicable, or to receive compensation for providing goods or services as set forth in Section 5.08 hereof.

ARTICLE IX

RIGHTS AND POWERS OF LIMITED PARTNERS

SECTION 9.01.  No Management Control. No Limited Partner (except in its capacity as a General Partner) shall take part in, or interfere in any manner with, the day-to-day management, operation or control of the business and affairs of the Partnership. No Limited Partner shall have any right, power, or authority to transact any business in the name of the Partnership or to act for or on behalf of or to bind the Partnership.

SECTION 9.02.  Limited Voting Rights. Except as otherwise provided herein, Limited Partners shall have the right to vote only upon those matters submitted to a vote of Limited Partners pursuant to Section 8.05(b) hereof.

SECTION 9.03.  Limitation on Limited Partner’s Liability. Except as otherwise required by law, a Limited Partner’s liability (in its capacity as a Limited Partner) for any debts, liabilities, contracts, or obligations of the Partnership shall be limited to its capital contribution and its share of any undistributed assets of the Partnership.

SECTION 9.04.  Rights of Limited Partners. The Limited Partners shall have no rights other than those specifically provided herein. In the event any laws, rules, or regulations applicable to the Partnership require a Limited Partner to have certain rights not granted by the terms of this Agreement, then such Limited Partners shall have and enjoy such rights, but only for so long as the existence thereof does not result in a loss of the limitation on liability enjoyed by the Limited Partners under the Act or the applicable laws of any other jurisdiction.

SECTION 9.05.  Limitations on Rights. No Limited Partner shall have the right or power to: (a) withdraw or reduce its contribution to the capital of the Partnership, except as otherwise provided in this Agreement; (b) bring an action for partition against the Partnership; (c) cause the dissolution and termination of the Partnership by court decree or otherwise, except as set forth in this Agreement; or (d) demand or receive property other than cash in return for its contribution. No Limited Partner shall have priority over any other Limited Partner either as to the return of contributions of capital or as to Net Cash Flow, other than as set forth in this Agreement.

SECTION 9.06.  Agreement to Comply with Section 15.02 Each Limited Partner which is an Affiliate of a General Partner shall be jointly obligated or liable along with such General Partner for complying with Section 15.02.

ARTICLE X

BOOKS AND RECORDS

SECTION 10.01.  Records and Accounting. Proper and complete records and books of account of the business of the Partnership shall be established and maintained by the Management Committee at the Partnership’s principal place of business, and upon reasonable notice each Partner or its representative shall have access to such records and books of account for inspection (and making of copies) at any time during normal business hours, at the expense of such Partner.

Such records and books of account of the Partnership shall be kept on an accrual basis in accordance with generally accepted accounting principles, consistently applied, shall reflect all Partnership transactions, and shall be appropriate and adequate for the Partnership’s business and for the carrying out of all provisions of this Agreement.

SECTION 10.02.  Other Documents to be Maintained. In addition to any records and books of account maintained in accordance with Section 10.01 of this Agreement, the Partnership also shall keep and maintain at its principal place of business the following records, all of which are subject to inspection and copying upon reasonable notice during ordinary business hours at the reasonable request and expense of a requesting Partner:

(a)  a current list of the full names and business addresses of the Partners, separately identifying the General Partners and the Limited Partners;

(b)  a copy of the Certificate and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate was executed;

(c)  copies of the Partnership’s federal, state, and local income tax returns and reports, if any, for the six most recent years; and

(d)  copies of this Agreement and any financial statements of the Partnership for the six most recent years.

SECTION 10.03.  Reports.

(a)  The Management Committee, at the expense of the Partnership, shall cause periodic audits to be made of the Partnership’s records and books of account on at least an annual basis by an independent public accounting firm selected by the Management Committee. Copies of the report of such audits shall be delivered to all Partners.

(b)  The Partnership shall, as deemed necessary and desirable by the Management Committee, furnish reports to all General Partners fully describing the financial or other activities of the Partnership.

(c)  The Management Committee, at the expense of the Partnership, shall cause income tax returns for the Partnership to be prepared by the Partnership’s certified public accountant and filed with the appropriate authorities, and shall furnish to all Partners, within seventy-five days after the end of the taxable year of the Partnership, all tax information with respect to the Partnership as may be required by the Partners for the preparation of their respective income tax returns. Each Partner will be responsible for the preparation and filing of all federal, state, and local tax returns required to be filed by it, and will furnish to the Partnership all information with respect thereto that the Partnership may reasonably require.

SECTION 10.04.  Tax Elections. The General Partners shall:

(a)  amortize expenses incurred in connection with organization of the Partnership under Section 709 of the Code; and

(b)  not elect to exclud the Partnership from the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code.

SECTION 10.05.  Tax Audits. If the General Partners, in their sole discretion, elect to contest any adjustment proposed by the Internal Revenue Service in an audit of any of the Partnership’s income tax returns, the expenses of such contest will be borne by the Partnership. Each Partner shall bear the expenses of its own audit.

SECTION 10.06.  Bank Accounts. Funds of the Partnership shall be kept in one or more separate accounts, in the name of the Partnership, at such banks or other federally insured depositories as may be designated by the Management Committee. All such funds shall be disbursed only in accordance with the provisions of this Agreement. In no event shall any other funds be deposited in any such accounts nor shall such funds be commingled in any manner.

ARTICLE XI

INDEMNIFICATION

SECTION 11.01.  Indemnification; Liability of Partners.

(a)  No Partner shall be liable, responsible, or accountable in damages or otherwise to the Partnership or to any other Partner with respect to this Agreement for any act or omission by it so long as in so acting or omitting to act it has not breached in any material respect the provisions of this Agreement and is not guilty of fraud, willful misconduct, or gross negligence.

(b)  The Partnership, its receiver or its trustee shall indemnify and hold harmless each General Partner, its Affiliates, and all officers, directors, employees, agents, and assigns of the General Partner and its Affiliates, from and against any and all losses, liabilities, damages, claims, lawsuits, and expenses (including, without limitation, reasonable attorneys’ fees and expenses, which attorneys’ fees and expenses shall be paid as incurred if the Partnership receives the undertaking by the person seeking indemnification to reimburse such fees and expenses in the event that it is ultimately determined that the person seeking indemnification is not entitled to be indemnified therefor) arising from or as a result of any act or omission performed or omitted by it within the scope of the authority conferred upon it by this Agreement; provided, however, that no indemnification shall be made in respect of any claim, issue, or matter as to which the person seeking indemnification shall have breached in any material respect the provisions of this Agreement or shall have been guilty of fraud, willful misconduct, or gross negligence in the performance of its duties to the Partnership.

In the event of an action by a Limited Partner against a

General Partner, any of its Affiliates, or any officer, director, employee, agent, or assignee of a General Partner or any of its Affiliates, including, without limitation, a Partnership derivative suit, the Partnership shall indemnify and hold harmless such General Partner, Affiliate and any such officer, director, employee, agent, or assignee, and pay all expenses of any such person, including, without limitation, reasonable attorneys’ fees incurred in the defense of such action, if the person is successful in such action.

(c)  The Partnership may purchase liability insurance which insures the General Partners, their Affiliates, and their officers, directors, employees, agents, and assigns against any liabilities which may be incurred by such persons as a result of their conduct in connection with the business of the Partnership.

ARTICLE XII

DISPOSITION OR ASSIGNMENT OF PARTNERSHIP INTEREST

SECTION 12.01.  In General. Except for a buyout pursuant to Article XV, no Partner may sell, transfer, assign, pledge, hypothecate, grant a security interest in, or otherwise dispose of or encumber its Interest in the Partnership (whether voluntarily or involuntarily or by operation of law) (any one of the foregoing being called a “Transfer”), unless:

(a)  all of the General Partners have consented in writing to such Transfer, which consent shall not be unreasonably withheld; and

(b)  such Transfer does not violate the QF status or FERC Ownership Criteria restrictions of Sections 3.02 or 5.01 hereof, and the transferee provides the Partnership appropriate certificates and an opinion of counsel reasonably satisfactory to the non-assigning General Partners concluding that the Transfer will not cause the Project to lose its QF status.

Notwithstanding Section 12.01 above, PAS and NDP shall each be permitted to Transfer all or any portion of its respective Limited Partner Interests to an Affiliate without the consent of the other General Partners; provided, however, that the requirements of Section 12.01(b) have been met and that the General Partner shall own directly not less than 48.9796% of the total equity interests of the Affiliate; provided further that (i) in the event that the aggregate amount of the equity funding to be contributed on the Equity Funding Date (the “Equity”) is required by the terms of the Construction Loan and/or the Term Loan to equal 15% or more of the sum of the Equity plus the amount of the Term Loan, then such General Partner may commence to reduce its aggregate equity interest in such Affiliate to not less than 48.9796% of the total equity interest in such Affiliate (whether by sale of its equity interests to, or admission as additional investors of, Persons not affiliated with such General Partner) at any time after the date on which such

Affiliate becomes a Limited Partner or (ii) in the event that the Equity is not required to equal 15% or more of the sum of the Equity plus the amount of the Term Loan, then such General Partner may commence so to reduce its aggregate equity interests in such Affiliate to not less than 48.9796% of the total equity interest in such Affiliate only after the Term Loan Date. In no event shall such General Partner permit its aggregate equity interest in such Affiliate to equal less than 48.9796% of the total equity interests in such Affiliate.

Neither the Partnership nor the Partners shall be bound by any Transfer permitted under this Section above until a counterpart of the instrument of Transfer, executed and acknowledged by the parties thereto, is delivered to the Partnership at its principal place of business, and such Transfer shall be (subject to the other provisions herein) effective as of the date specified therein.

No assignee of an Interest in the Partnership shall become a substituted Limited Partner unless:

(i)                           all of the non-assigning General Partners have consented in writing thereto, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required in the case of a Transfer by PAS or NDP of a Limited Partner Interest to an Affiliate of PAS or NDP respectively; and

(ii)                        the assignee has agreed in a writing thereto, reasonably satisfactory in form and substance to counsel for the non-assigning General Partners, to assume all obligations, covenants, and liabilities under this Agreement of the transferor by signing a counterpart of this Agreement.

SECTION 12.02.  Assignment in Violation of Section 12.01. Except for a buyout pursuant to Article XV, any purported Transfer or attempted Transfer of a Partnership Interest without the written consent required by Section 12.01, if one is required, shall be null and void and of no effect whatsoever; provided, however, that if the Partnership is required to recognize a Transfer made without the written consent required by Section 12.01, if one is required (or, if the Partnership, in its sole discretion, elects to recognize such unauthorized Transfer), the Interest transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided in this Agreement with respect to the transferred Interests, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interests may have to the Partnership.

Except for the buyout pursuant to Article XV, in the case of a Transfer or attempted Transfer of a Partnership Interest without the written consent required by Section 12.01, if one is required, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Partnership and the other Partners from all costs, liabilities, and damages that any of such indemnified persons may incur (including, without limitation, incremental tax liability, losses resulting from the Project ceasing to be a QF, and reasonable attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

ARTICLE XIII

DISSOLUTION AND TERMINATION

SECTION 13.01.  Events of Dissolution. Except as provided in Section 13.02, the Partnership shall be dissolved and its affairs wound up upon the first to occur of the following (individually called a “Liquidation Event” and collectively called “Liquidation Events”):

(a)  the Expiration Date of the Partnership as provided in Section 4.01, unless extended pursuant to Section 4.02, in which case at the Termination Date;

(b)  the written agreement of the Partners to dissolve the Partnership in accordance with Section 8.05(b) hereof;

(c)  the Bankruptcy of the Partnership or any General Partner;

(d)  the sale, exchange, lease, mortgage, assignment, pledge, transfer, or other disposition of all or substantially all of the assets of the Partnership; provided, however, that any financing to be obtained by the Partnership in connection with the design, engineering, construction, and start-up costs of the Project, and any refinancing thereof, including, without limitation, any and all mortgages, security interests and pledges granted in connection with such financings or refinancing, shall not constitute a Liquidation Event;

(e)  the termination of the Power Purchase Agreement due to the failure of the Partnership to obtain the approval of the Florida Public Service Commission with respect to the Power Purchase Agreement;

(f)  the dissolution of any General Partner other than (i) upon a failure to file its annual report or similar reports with any governmental bodies that require such reports, provided that such report is filed within thirty days after the notice of dissolution; or (ii) a dissolution following which the successor to the business or assets of such General Partner becomes a substitute General Partner by an agreement in writing by all the other General Partners;

(g)  the failure of either General Partner to furnish to the other General Partner an Offer to Sell pursuant to Section 15.02 of this Agreement; or

(h)  the withdrawal of all General Partners or the occurrence of an event which, under the Act, causes the dissolution of a Florida limited partnership.

SECTION 13.02.  Withdrawal/Dissolution of General Partners.

(a)  In the case of a Liquidation Event due to the Bankruptcy or dissolution of a General Partner (the “Affected Partner”), the non-bankrupt and non-dissolved General Partners (the “Nonaffected Partners”) shall have the option to continue the business of the Partnership, in the name of the Partnership. If such business is continued, as of the date of the Liquidation Event the Affected Partner shall cease to be a General Partner and cease to possess any of the powers granted herein to General Partners, and shall become a Limited Partner with a Limited Partner percentage Interest equal to its interest as a General Partner, and shall have all the rights and obligations of a Limited Partner. Within thirty (30) days after the date on which a General Partner has been removed or has withdrawn as General Partner of the Partnership in accordance with this Agreement, the amount of any loans from the removed or withdrawn General Partner shall be paid by the Partnership to the removed or withdrawn General Partner in cash. Additionally, the Affected Partner shall indemnify the Partnership and the other Partners for any loss, damage, liability, or expense, not including any lost profits, but including, without limitation, reasonable attorneys’ fees and expenses, arising as a result of its Bankruptcy or dissolution.

(b)  If the Partnership is dissolved or to be dissolved by reason of the Bankruptcy or dissolution of the sole remaining General Partner or the withdrawal of all General Partners, and any Limited Partner shall deliver to each of the other Limited Partners, within forty (40) days of such Bankruptcy, dissolution or withdrawal, a written notice demanding that a meeting of Limited Partners be held at the principal place of business of the Partnership at the time set forth in such notice (which shall be not less than ten (10) nor more than thirty (30) days after the date of such notice), the Limited Partners shall hold such meeting. Limited Partners attending such meeting, either in person or by proxy, and constituting a majority in interest of the Limited Partners may continue the Partnership with a new General Partner (or General Partners) having the capacity to serve as such and able to meet any requirements then imposed by the Code or any rulings or regulations promulgated thereunder with respect to general partners of limited partnerships in order that the Partnership not become an association taxable as a corporation. If such Limited Partners shall exercise such right to continue the business of the Partnership, the Person or Persons appointed by them as the new General Partner(s) shall assume the rights, powers and responsibilities of the General Partners as provided in this Agreement upon the effective date of the Bankruptcy, dissolution or withdrawal of the General Partner(s), provided the proposed substitute General Partner(s) delivers to the Partners a written agreement by such proposed substitute General Partner(s) (the “Substitute General Partner Agreement”) within thirty (30) days after selection, which Substitute General Partner Agreement shall set forth the following proposed agreements by such substitute General Partner(s): (i) to be bound by this Agreement (provided, however, that such substitute General Partner(s) shall be allocated such share of the Net Income, Net Loss and distributions of the Partnership and shall be paid such fees as the Limited Partners selecting such substitute General Partner(s) shall determine); (ii) to assume the rights, powers and responsibilities of the General Partners pursuant to the terms of this Agreement accruing after the effective date of such Bankruptcy, dissolution or withdrawal; (iii) to amend this Agreement to reflect the Bankruptcy, dissolution or withdrawal of the Bankrupt, dissolved or withdrawn General Partner and the appointment of such substitute General Partner; (iv) to perform the duties and responsibilities of the General Partners, which shall automatically relieve the Bankrupt, dissolved or withdrawn General Partner of all obligations arising after the effective date of such Bankruptcy, dissolution or withdrawal pursuant to the terms of this Agreement, except as specifically provided in this Agreement; and (v) to record, file and publish any certificates or documents as may be appropriate to evidence or effect such Bankruptcy, dissolution or withdrawal, substitution and release, including a Certificate of Amendment. Upon effective substitution of a substitute General Partner, this Agreement shall remain in effect and the business of the Partnership shall be continued. Upon the selection of a substitute General Partner, the Partnership shall indemnify and defend and hold the Bankrupt, dissolved or withdrawn General Partner harmless from and against all liabilities of the Partnership arising after the effective date of such Bankruptcy, dissolution or withdrawal. The substitute General Partner shall provide or cause the Partnership to provide satisfactory evidence of such indemnification to the Bankrupt, dissolved or withdrawn General Partner.

SECTION 13.03.  Liquidation and Winding Up.

Upon the occurrence of a Liquidation Event, unless an election to continue the business of the Partnership is made pursuant to Section 13.02 hereof, the Partnership shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary or appropriate for, the winding up of the Partnership’s business and affairs, and no Partner shall receive any additional compensation for any services performed pursuant to this Article XIII. In that event, the Management Committee, or such other person as may be authorized by law, shall, as soon as practicable, wind up the affairs of the Partnership and sell or distribute the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

(i)                           to the payment of all debts and liabilities of the Partnership, including, without limitation, all amounts owing to a Partner under any agreement between the Partnership and the Partner entered into by the Partner other than in its capacity as a Partner in the Partnership;

(ii)                        to the payment of expenses of liquidation of the Partnership, including, without limitation, such expenses reasonably incurred by any General Partner;

(iii)                     to the establishment of a reserve which the Management Committee (or such other authorized person) may deem reasonably necessary for any contingent liabilities or unforeseen obligations of the Partnership (which reserves shall be held in escrow);

(iv)                    to the payment and discharge of all debts and liabilities owed to Partners not covered in Section 13.03(i) hereof; and

(v)                       to pay each Partner in accordance with each Partner’s positive Capital Account balance, as adjusted pursuant to Article VI for all transactions up to and including such Liquidation Event.

If any reserve is established pursuant to Section 13.03(a), any amount remaining therein after payment of all expenses and other debts for which the reserve was established shall be distributed pursuant to the terms of this Subsection.

SECTION 13.04.  Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.03 in order to minimize any losses otherwise attendant upon such a winding up.

SECTION 13.05.  Termination of Partnership. Except as otherwise provided in this Agreement, the Partnership shall terminate when all of the remaining assets of the Partnership, including, without limitation, proceeds from the sale or other disposition of assets, after payment of or due provision for all debts, liabilities, and obligations of the Partnership, shall have been distributed to the Partners as provided for in Section 13.03 hereof, and the Certificate shall have been canceled in the manner required by the Act.

ARTICLE XIV

REPRESENTATIONS AND WARRANTIES

SECTION 14.01.  Representations, Warranties and Covenants of NDP. NDP represents, warrants, and covenants to PAS and to DIL as follows:

(a)  NDP is a corporation duly incorporated, validly existing, and in active status under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in good standing in Florida.

(b)  The execution, delivery and performance of this Agreement have been duly and validly authorized by NDP, and all necessary corporate action has been taken by NDP to make this Agreement a legal, valid, and binding obligation of NDP enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or equitable principles.

(c)  The execution and delivery of this Agreement and the performance by NDP of its obligations hereunder will not result in any breach of the articles of incorporation or by-laws of NDP, or a material breach under any material indenture, lease, license, mortgage, loan, financing agreement, or any other material agreement, instrument, or understanding, nor result in any violation of any law, rule, regulation, statute, order, or decree of any kind, to which NDP is a party or to which it or any of its property is or may be subject.

(d)  NDP is a wholly owned subsidiary of North Canadian Power Incorporated, a California corporation.

(e)  Neither NDP nor any of its Affiliates:

(i)                            is an “electric utility”, an “electric utility holding company”, or an affiliate or subsidiary of such an entity as those terms are used under the FERC Regulations;

(ii)                         will acquire any interest in other entities which would cause the Partnership to exceed the FERC Ownership Criteria or otherwise cause the Project to lose its QF status; or

(iii)                      will transfer any of their Interests in the Partnership in a manner which would cause the Project to lose its QF status.

SECTION 14.02.  Representations, Warranties and Covenants of PAS. PAS represents, warrants, and covenants to NDP and to DIL as follows:

(a)  PAS is a corporation duly incorporated, validly existing, and in active status under the laws of the State of Florida and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, except where the failure to qualify will not have a material adverse effect on the business of PAS.

(b)  The execution and delivery and performance of this Agreement have been duly and validly authorized by PAS, and all necessary corporate action has been taken by PAS to make this Agreement a legal, valid, and binding obligation of PAS enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or equitable principles.

(c)  The execution and delivery of this Agreement and the performance by PAS of its obligations hereunder will not result in any breach of the articles of incorporation or by-laws of PAS, nor result in any material breach or violation of, or material breach under any material indenture, lease, license, mortgage, loan, financing agreement, or any other material agreement, instrument, or understanding nor result in any violation of any law, rule, regulation, statute, order, or decree of any kind, to which PAS is a party or to which it or any of its property is or may be subject.

(d)  PAS is a wholly owned subsidiary of Lykes Energy, Inc., a Florida corporation.

(e)  Neither PAS nor any of its Affiliates:

(i)                            is an “electric utility”, an “electric utility holding company”, or an affiliate or subsidiary of such an entity as those terms are used under the FERC Regulations;

(ii)                         will acquire any interest in other entities which would cause the Partnership to exceed the FERC Ownership Criteria or otherwise cause the Project to lose its QF status; or

(iii)                      will transfer any of their Interests in the Partnership in a manner which would cause the Project to lose its QF status.

SECTION 14.03.  Representations, Warranties and Covenants of DIL. DIL represents, warrants, and covenants to PAS and to NDP as follows:

(a)                         DIL is a limited partnership duly formed, validly existing, and in active status under the laws of the State of Delaware and is duly qualified to do business as a foreign limited partnership in good standing in Florida.

(b)  The execution, delivery and performance of this Agreement have been duly and validly authorized by DIL, and all necessary corporate action has been taken by DIL to make this Agreement a legal, valid, and binding obligation of DIL enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or equitable principles.

(c)  The execution and delivery of this Agreement and the performance by DIL of its obligations hereunder will not result in any breach of the limited partnership agreement of DIL, or a material breach under any material indenture, lease, license, mortgage, loan, financing agreement, or any other material agreement, instrument, or understanding, nor result in any violation of any law, rule, regulation, statute, order, or decree of any kind, to which DIL is a party or to which it or any of its property is or may be subject.

(d)  DIL is wholly owned by North Canadian Power Incorporated, a California corporation.

SECTION 14.04.  Additional Representations of Limited Partners. Each Limited Partner represents to the Partnership and the General Partners that: (a) it is acquiring its Interest as a Limited Partner for its own account for investment and not with a view to or for sale in connection with any distribution of such Interest (but subject, nevertheless, to any requirement of law that the disposition of its property remain within its control at all times); (b) it understands that the Interests in the Partnership have not been registered under the 1933 Act or the applicable securities laws of Florida or any other state, and must be held indefinitely unless the Interests are so registered or an exemption from such registration is available; (c) it has such knowledge and experience in business matters that it is capable of evaluating the risks and merits of its investment in the Partnership; (d) it has received and reviewed the material agreements and other documents relating to the Partnership and/or its business and such other information, oral or written, as it has requested, having been afforded the opportunity to ask questions of the General Partners and to obtain any additional information that it has deemed appropriate; (e) Neither it nor any of its Affiliates:

(i)                            is an “electric utility”, an “electric utility holding company”, or an affiliate or subsidiary of such an entity as those terms are used under the FERC Regulations;

(ii)                         will acquire any interest in other entities which would cause the Partnership to exceed the FERC Ownership Criteria or otherwise cause the Project to lose its QF status; or

(iii)                      will transfer any of their Interests in the Partnership in a manner which would cause the Project to lose its QF status.

ARTICLE XV

DISPUTE RESOLUTION

SECTION 15.01.  Disputes. All material claims, disputes, or other controversies, other than claims arising out of or relating to a good faith assertion that a General Partner has committed fraud, misappropriation or any other intentional tortious conduct against the Partnership, (hereinafter, a “Dispute”) between the General Partners arising out of or relating to this Agreement, including, without limitation, deadlocks of the Management Committee referred to in Section 8.02 hereof, shall be decided pursuant to the provisions of this Section 15.01. Within five business days after a General Partner gives notice to the other General Partners that a Dispute exists and that it cannot be resolved, because (i) the Management Committee is deadlocked and has remained deadlocked for a period of at least five business days, (ii) the Management Committee has failed or been unable to meet for the purpose of taking action necessary to resolve the Dispute, or (iii) the General Partners have not been able to agree on the choice among one or more alternatives under Section 3.02(d), then the procedure described in Section 15.02 shall apply.

SECTION 15.02.  Buy-Out Provisions.

(a)  Either General Partner (the “Terminating Party”) may, within 15 days after the end of the 5 day period referenced in Section 15.01 hereof, furnish to the other General Partner an offer to sell (the “Offer to Sell”) stating (i) the selling price at which the Terminating Party is willing to sell all of its Interest in the Partnership (the “Offering Price”); (ii) the terms other than price on which the Terminating Party is willing to sell its Interest in the Partnership, subject to all necessary consents being obtained under all agreements to which the Partnership is a party, and (iii) a written statement being given by the Terminating Party to the other General Partner (“Other Party”) that the procedures required by Section 15.01(a) have been completed and the Dispute remains unresolved.

(b)  Upon receipt of the Offer to Sell, the Other Party shall be obligated to either (i) purchase the Interest of the Terminating Party at a price equal to the Offering Price, or (ii) sell to the Terminating Party the Interest of the Other Party at a price which bears the same proportion to the Offering Price as the Interest in the Partnership of the Other Party bears to the Interest in the Partnership of the Terminating Party.

(c)  The Other Party shall have a period of 10 days after the receipt of such notice within which to notify the Terminating Party in writing (the “Reply Notice”) whether the Other Party shall either

(i) sell to the Terminating Party all of its Interest, or (ii) purchase all of the Terminating Party’s Interest. In the event that the Reply Notice is not so given prior to the expiration of the 10 day period, then it shall be conclusively presumed that the Other Party has agreed to sell all of its Interest to the Terminating Party, and the Terminating Party (i) shall obtain all required consents under all agreements to which the Partnership is a party (the “Consents”) within 30 days after the date on which the Reply Notice is given or presumed given, and (ii) shall purchase all of the Interest of the Other Party at the Price determined under Section 15.02(b) (ii) above within 30 days after obtaining the Consents (the “Purchase Period”). The Partners shall promptly request all necessary consents to such transaction. If the Other Party elects to purchase, it shall purchase within the Purchase Period all of the Interest of the Terminating Party at the Offering Price as determined above and in accordance with the foregoing provisions of this Section 15.02(c). The Partner purchasing the Interest is referred to herein as the “Purchaser,” and the Partner selling the Interest is referred to herein as the “Seller.” In the event that the Offering Price is not paid to the Seller within 60 days of the date on which the Reply Notice is given or presumed given, the Offering Price shall accrue interest, at a rate per annum equal to the prime rate of First Florida Bank, N.A., Tampa, Florida, plus two percent, from the date on which the Reply Notice is given or presumed given until paid in full.

The cash portion of the purchase price shall be paid at the closing by cashier’s check drawn to the order of the Seller on a bank reasonably acceptable to Seller or, at Seller’s option, by wire transfer according to Seller’s instructions. The balance of the purchase price, if any, shall be evidenced and secured as set forth in the Offer of Purchase.

(d)  In connection with the sale of any Partner’s Interest to the other Partner pursuant to this Section 15.02, if there shall be any outstanding loans by the Seller to the Partnership, such loans, including accrued interest, if any, shall be paid by the Purchaser at the closing in the same manner as the cash portion of the purchase price under Section 15.02(c) of this Agreement. At the closing, the Seller shall deliver to the Purchaser any notes evidencing such loans.

(e)  The Partners shall not be entitled to any distribution of Net Cash Flow or of capital from the Partnership following the giving of the Offer of Purchase nor shall there be any distributions to any Partner from the date of the giving of the Offer of Purchase until the closing of such purchase.

(f)  At the closing, the Seller shall assign and transfer to the Purchaser all of the Seller’s Interest in the Partnership, free and clear of all liens, claims and encumbrances, together with a quit-claim deed and bill of sale to all of the Partnership’s property, and such other documents of title or assignment as the Purchaser may reasonably require. Any transfer taxes on such assignment and transfer shall be paid by the Seller.

(g)  It is the intent of the Partners that the requirements or obligations of a General Partner to sell its Interest in the Partnership in accordance with the provisions of this Section 15.02 shall be enforceable by specific performance with the same force and effect and at least to the same extent as is permitted by law for the specific performance of a contract relating to the purchase of real property or any interest therein.

(h)  In any case in which a General Partner is required by this Section 15.02 to purchase the Interests of the other General Partner as a result of a Dispute, such Dispute shall be deemed resolved by the General Partner purchasing at any time after such party becomes bound to make such purchase. Notwithstanding the provisions of Section 8.02 of this Agreement, from the time a party is bound hereby to purchase the Interests of a General Partner until the closing of such transaction, no Member of the Management Committee designated by the Seller shall be entitled to vote at a meeting of the Management Committee and, during such period, action may be taken by the Management Committee by an unanimous vote at a meeting attended by only the two Members designated by the Purchaser.

(i)  Anything in this Agreement to the contrary notwithstanding, in the event a General Partner offers to sell pursuant to Section 15.02(a) or sells pursuant to Section 15.02(b) or becomes obligated to sell pursuant to Section 15.02(c), such General Partner shall be obligated to offer or sell, or cause an offer or sale to be made of all the Partnership Interests of such General Partner and all of the Partnership Interests of all Affiliates of such General Partner pursuant to this Section 15.02; provided, however, that DIL and any entity to which PAS has transferred Limited Partnership Interests, if at all, (“PAS’ Transferee”) shall not be deemed to be an Affiliate of a General Partner for purposes of this Section 15.02 if any person that is not an Affiliate of such General Partner is a partner in DIL or PAS’ Transferee. In the event that DIL or PAS’ Transferee are excluded from the operation of the preceding sentence by the proviso thereto, but such General Partner or its Affiliate is a partner in DIL or PAS’ Transferee, then DIL or PAS’ Transferee shall, prior to the sale by such General Partner of its interest in the Partnership pursuant to this Section 15.02, be dissolved, and the partners in DIL or PAS’ Transferee shall receive distributions from DIL or PAS’ Transferee as provided in Section 15.02(j), below; the partnership agreement or articles of incorporation of DIL or PAS’ Transferee shall incorporate provisions effecting the requirements of this sentence and of Section 15.02(j). Except as provided in the foregoing sentence, each General Partner agrees to take such steps as are necessary to insure compliance with this Section 15.02 by each of such General Partner’s Affiliates, if any. (j) Upon a dissolution of DIL or PAS’ Transferee pursuant to Section 15.02(i), if any, the Interest of DIL or PAS’. Transferee in the Partnership shall be distributed to the partners in DIL or PAS’ Transferee in kind; in proportion to their respective interests in the profits, losses and credits of DIL or PAS’ Transferee.

ARTICLE XVI

CONFIDENTIALITY

SECTION 16.01.  Confidentiality.

(a)  During the term of this Agreement, the Partnership and each Partner shall take all steps which are necessary or reasonable to safeguard the secrecy and confidentiality of, and proprietary rights of the Partnership to, any and all confidential information, and shall not disclose any confidential information to any third party except (i) as required to develop, further develop, modify, or exploit the Project, or (ii) as required by law to be disclosed.

(b)  In the event that the Partnership, any Partner, or any Affiliate of a Partner shall make available any confidential information to any third party, such disclosing person shall first obtain from such third party (or, in the case of disclosure to a governmental agency or body, shall use reasonable efforts to maintain confidentiality of such information) for the benefit of the Partnership, a written agreement that such third party (i) will protect the confidentiality of such confidential information, (ii) will not disclose such confidential information without the prior written consent of the Partnership, and (iii) upon the termination of such third party’s right to use or possess such confidential information, will return to the Partnership all documents, copies of all documents and other tangible or intangible manifestations, and copies thereof, relating to the Project, all confidential information and any other proprietary information of the Partnership in such third party’s possession or control, including, without limitation, pictures, writing, magnetic tapes, drawings, models, experimental tools, tooling, documents, and copies of any of the foregoing.

(c)  During the term of this Agreement, the Partners will take all steps necessary and reasonable to protect the confidentiality of the Partnership’s confidential information and to use the same during the term of this Agreement only for the purposes set forth herein. This Section 16.01(c) shall not apply to any particular item of information if such item was in the public domain at the time of such disclosure, or subsequently comes into the public domain through no fault of the disclosing Partner.

SECTION 16.02.  Injunctive Relief. In the event of a breach by any Partner or its Affiliates of any of the obligations or covenants of the Partner contained in this Article XVI, although the damage to the Partnership and the other Partners will be substantial, the same will be difficult to ascertain, money damages will not afford an adequate remedy, and the Partnership and the other Partners will suffer irreparable injury. Therefore, in the event of any such breach, in addition to, and not in limitation of, any other rights or remedies which may be provided by law or elsewhere in this Agreement, the Partnership and the other Partners shall have the right to specific performance of such particular obligations or covenants in this Article XVI by way of temporary and permanent injunctive relief.

ARTICLE XVII

MISCELLANEOUS

SECTION 17.01.  Amendments.

(a)  Generally. This Agreement may be amended from time to time upon the written consent of: (i) all of the General Partners and (ii) Limited Partners holding a majority of the Interests of the Limited Partners.

(b)  Certain Amendments. In addition to any amendments otherwise authorized herein, the following amendments may be made to this Agreement from time to time by the General Partners without the approval of the Limited Partners:

(i)                            a change in the name of the Partnership or in the location of the principal place of business of the Partnership;

(ii)                         a change that is necessary to qualify the Partnership as a limited partnership or that the General Partners deem necessary or advisable to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes; and

(iii)                      a change that (A) the General Partners deem necessary or desirable to cure any ambiguity or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof, (B) adds to the representations, duties, or obligations of the General Partners or surrenders any right or power granted to the General Partners herein, for the benefit of the Limited Partners, or (C) is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect.

SECTION 17.02.  Entire Agreement. This Agreement and the Development and Operational Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede any and all prior agreements, understandings, promises, and representations concerning the subject matter hereof and the terms applicable thereto.

SECTION 17.03.  Severability. The invalidity or unenforceability of any of the provisions of this Agreement shall not affect the validity or enforceability of any of the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

SECTION 17.04.  Waivers. The failure of any Partner or other parties hereto to insist, in any one or more instances, upon the performance of any term, covenant, or condition of this Agreement, or to exercise any rights hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant, or condition, or the future exercise of such right, but the obligations of the non-performing party with respect to such future performance shall continue in full force and effect.

SECTION 17.05.  Headings. The headings of the Articles, Sections, and paragraphs contained herein are included for convenience only and are not to be used in construing or interpreting this Agreement.

SECTION 17.06.  Notice. Any notice to be given or that may be given under this Agreement shall be in writing and shall be (i) delivered by hand, or (ii) delivered through the United States Mail, postage prepaid, certified, return receipt requested, or (iii) delivered through or by Federal Express, Express Mail or other nationally recognized expedited mail or package service, addressed to the parties as follows:

If to NDP:	NCP Dade Power Incorporated
c/o North Canadian Power Incorporated
1100 Town and Country Road - Suite 800
Orange, California 92668
Attn: President

If to PAS:	PAS Power Co
P.O. Box 2562, Tampa, Florida 33601
Attn: E. Elliott White
(If by certified mail)
or
220 East Madison Street, Tampa, Florida 33602
Attn: E. Elliott White
(If by other than certified mail)

With Copy	Nathan B. Simpson, Esq.
(which shall	Macfarlane, Ferguson, Allison & Kelly
not constitute	P.O. Box 1531
notice) to:	Tampa, Florida 33601

If to DIL:	Dade Investment, L.P.

c/o North Canadian Power Incorporated
1100 Town & Country Road
Suite 800
Orange, California 92668

Any notice that may be given under this Agreement shall be deemed given (i) five days after such notice is deposited in the United States Mail, certified, return receipt requested, with proper postage affixed thereto, (ii) one business day after depositing such notice with Federal Express, Express Mail or other expedited mail or package delivery service guaranteeing delivery no later than the next business day, or (iii) upon hand delivery to the appropriate address and person as herein provided if a receipted copy is retained upon delivery. Any party hereto may change the address provided hereinabove or the person to whose attention the notice is to be given by notice to the other parties in the manner hereinabove provided. The term “business day” shall mean any calendar day which is not a Saturday, Sunday or day on which national banks in Florida are not open.

SECTION 17.07.  Successors and Assigns. Subject to the restrictions set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement, and their respective successors and assigns, and each and every successor or assign, whether by way of purchase, foreclosure, or otherwise, shall hold such interest subject to all the terms and provisions of this Agreement.

SECTION 17.08.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute one and the same instrument.

SECTION 17.09.  Attorneys’ Fees. In the event of any dispute with respect to this Agreement, the prevailing party or parties shall be entitled to its, or their, reasonable attorneys’ fees and costs (including, without limitation, costs of paralegals), whether incurred before trial, during trial, on any appeals or in bankruptcy court.

SECTION 17.10.  Partition. Each of the Partners, having been previously advised of its rights to bring an action for partition, hereby irrevocably waives for the duration of this Agreement any and all rights it may have to maintain an action for partition with respect to such party’s Interest in Partnership or the assets of the Partnership. In connection with the foregoing, the Partners acknowledge and agree that each of them has been induced to enter into this Agreement in reliance on the aforementioned waiver by the others and without such waiver none of the Partners would have entered into this Agreement.

SECTION 17.11.  Applicable Law. This Agreement shall be subject to and construed in accordance with the laws of the state of Florida.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

GENERAL PARTNERS

NCP DADE POWER INCORPORATED
WITNESS:

/s/ Donald McKechnie
	BY:	/s/ Jay R Roland
Jay R Roland, its
President

WITNESS:	PAS POWER CO.

/s/ Audrey Watson	BY:	John A. Brabson, Jr
John A. Brabson, Jr., its
/s/ E Elliott White		President

WITNESS:	LIMITED PARTNERS

/s/ Donald McKechnie	DADE INVESTMENT, L.P.

	BY:	NCP DADE POWER INCORPORATED,
its General Partner

	BY:	/s/ Jay R Roland
Jay R Roland, its
President

WITNESS:	PAS POWER CO

/s/ Audrey Watson
	BY:	/s/ John A. Brabson, Jr
/s/ E Elliott White		John A. Brabson, Jr., its
President